EXHIBIT 99.1

First State Financial Corporation Announces First Quarter 2008 Results

SARASOTA, Fla., April 23, 2008 (PRIME NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) today reported a first quarter 2008 net loss of $1.1 million, or a loss of $0.19 per diluted share, as compared to net income of $1.3 million, or $0.21 per diluted share for the same period in 2007. First State's first quarter 2008 net loss was primarily attributable to a $2.9 million provision for loan losses and a decrease in net interest income, partially offset by a tax benefit as a result of the first quarter 2008 loss. Book value per share decreased to $8.14 at March 31, 2008 from $8.47 at December 31, 2007.

President and CEO John E. "Jed" Wilkinson commented, "The increase to our loan loss provision was necessitated by an increased allocation of $2.8 million to one commercial loan relationship. While we have classified these loans as impaired, they continue to perform contractually."

Net interest income decreased to $3.5 million for the three months ended March 31, 2008 from $4.6 million for the same period in 2007 primarily due to compression in the net interest margin. An overall increase in funding costs for the first quarter of 2008 was partially offset by volume growth in the loan portfolio. The annualized net interest margin on a tax equivalent basis for the three months ended March 31, 2008 was 3.15%, compared to 4.00% for the year ended December 31, 2007 and 4.39% for the first quarter of 2007.

As of March 31, 2008, the allowance for loan losses totaled $10.0 million, or 2.55% of total gross loans and 136% of non-performing loans compared to $7.6 million, or 1.89% of total gross loans and 156% of non-performing loans as of December 31, 2007 and $4.6 million, or 1.19% of total gross loans and 698% of non-performing loans as of March 31, 2007. Annualized net charge-offs amounted to 0.54% of average loans for the quarter ended March 31, 2008 compared to annualized net recoveries of 0.01% of average loans for the quarter ended March 31, 2007.

Non-interest income for the first three months of 2008 was $691 thousand compared to $496 thousand for the same period of 2007. The first quarter increase was primarily attributable to a $240 thousand gain on the sale of securities and property.

For the first three months of 2008, non-interest expense was $3.1 million compared to $2.9 million for the same period in 2007. Occupancy costs represented the largest increase in non-interest expense as new office space was completed to centralize certain operations and departments of the Bank. Salaries and employee benefits remained relatively flat for the first three months of 2008 compared to the same period in 2007 as bonus expense was not recorded during the first three months of 2008. As of March 31, 2008 there were 129.5 full-time equivalent employees compared to 108.5 at March 31, 2007.

Total assets were $469.7 million at March 31, 2008 representing growth of 5.1% from March 31, 2007 and compression of 1.1% from the December 31, 2007 balance of $474.9 million. Total gross loans grew 3.3% to $394.2 million as of March 31, 2008 compared to $381.6 million a year ago, and declined 2.2% compared to $403.2 at December 31, 2007. Total liabilities increased 6.0% to $421.5 million as of March 31, 2008 from $397.6 million a year ago, and decreased 0.8% from $424.8 million as of December 31, 2007. In addition, total deposits decreased 4.5% to $377.4 million as of March 31, 2008 from $395.2 million at December 31, 2007 and 3.7% from $391.7 as of March 31, 2007.

For the first quarter of 2008, the Board of Directors of First State Financial Corporation declared a quarterly cash dividend of $0.08 per share on its common stock. The cash dividend was paid on March 31, 2008 to shareholders of record as of March 21, 2008.

Further information regarding First State Financial Corporation and First State Bank may be obtained by contacting Mr. John E. "Jed" Wilkinson, President and CEO, 22 S. Links Avenue, Suite 100, Sarasota, Florida 34236. Telephone 941-929-9000. E-mail: jwilkinson@firststatefl.com

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from eight locations, three branches in Sarasota County and five branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

 First State Financial Corporation
 Unaudited Summary Consolidated Statements of Income

 (in thousands, except for  per share data)

                                            For the quarter ended
                                                  March 31,
                                               2008       2007
                                             -------    -------
 Interest income                             $ 7,975    $ 8,658
 Interest expense                              4,476      4,087
                                             -------    -------
 Net interest income                           3,499      4,571
 Provision for loan loss                      (2,933)      (191)
 Non-interest income                             691        496
 Non-interest expense                         (3,134)    (2,868)
                                             -------    -------
 (Loss) income before income tax (benefit)
  expense                                     (1,877)     2,008
 Income tax (benefit) expense                   (739)       739
                                             -------    -------
 Net (loss) income                           $(1,138)   $ 1,269

 Basic (loss) earnings per share             $ (0.19)   $  0.22
 Diluted (loss) earnings per share           $ (0.19)   $  0.21

                                                           For the year
                                  For the quarter ended       ended
                                         March 31,           Dec. 31,
                                    2008          2007         2007
                                 ----------    ----------   ----------
 Average loans outstanding       $  388,418    $  372,964   $  389,182
 Average earning assets          $  452,887    $  425,210   $  435,206
 Annualized return on average
  assets                              (0.96)%        1.17%        0.51%
 Annualized return on average
  equity                              (9.13)%       10.48%        3.80%
 Net interest margin on a
  fully tax equivalent basis           3.15%         4.39%        4.00%

 Weighted average diluted
  shares                          5,920,300     5,916,499    5,918,034

                                       At March 31,        At Dec. 31,
                                   2008          2007          2007
                                -----------   -----------  -----------
 Book value                     $     8.14    $     8.41   $     8.47
 End of period shares
  outstanding                    5,920,300     5,875,500    5,920,300

 Total earning assets           $  448,325    $  427,544   $  453,671
 Total loans                    $  394,166    $  381,628   $  403,163
 Total assets                   $  469,686    $  446,967   $  474,888
 Total deposits                 $  377,351    $  391,663   $  395,193
 Total stockholders equity      $   48,181    $   49,410   $   50,133

 Net loan (charge-offs)/
  recoveries                    $     (523)   $       10   $     (622)
 Non-accrual loans              $    7,370    $      653   $    4,908
 Non-accrual loans as a % of
  total gross loans                   1.87%         0.17%        1.22%

CONTACT:  First State Financial Corporation
          John E. "Jed" Wilkinson, President & CEO
          941-929-9000
          jwilkinson@firststatefl.com